Exhibit 99.1
                                                                   Press Release

PARKERVISION

Contacts: Carolyn Wrenn (IR)
ParkerVision, Inc.
888 690-7110
cwrenn@parkervision.com

Peter Seltzberg
Cameron Associates
212-245-8800
peter@cameronassoc.com


     ParkerVision to Exit Retail Operations and Focus as an OEM Supplier of
                    Integrated Circuits for Wireless Devices


       Conference Call Scheduled for 4:30 PM ET on Tuesday, June 28, 2005

JACKSONVILLE, FL June 28, 2005, - ParkerVision, Inc. (Nasdaq NMS: PRKR), announced today that it is exiting its retail business activities and plans to continue its pursuit of an OEM business strategy as a pure-play fabless semiconductor company. Exiting the retail business is expected to reduce the company's cash utilization rate by approximately 25%-35% going forward and will also require taking charges to the company's second quarter operating results. The company has estimated the total charge to be between $4.5 and $5.7 million of which approximately $3.8 to $5.0 million are non-cash. The nature of the charges includes impairment to inventory and other retail assets, staff reduction, and other related charges.

Jeffrey L. Parker, the Chief Executive Officer of ParkerVision commented, "Based on feedback we've received from both consumers and retailers alike, our retail strategy was successful in achieving an important goal for the company - namely, proving that our digital wireless technology brought the benefits to consumer products that we predicted, and establishing the reliability of our D2D(TM) technology. From a financial standpoint, however, the chasm between showcasing the benefits of our technology in finished products to creating shareholder value in a retail model can only be bridged by making significant additional investment in brand awareness campaigns, retail channel expansion, inventory commitments and human resources. We believe to make such an investment in capital and resources at this time would severely detract from our ability to capitalize on the OEM opportunities that are now within our reach. We also believe that these OEM opportunities provide a much better leverage point for attaining significant revenue growth, favorable product margins and profitability for our shareholders.

"Our new digital ultra-efficient power amplifiers, which we call Direct-to-RF-Power(TM) (D2P), have been extremely well received by the OEM community. The interest from our OEM prospects has reached a level where we believe it is clear that the greatest shareholder value can be achieved in the least amount of time by exclusively pursuing OEM opportunities as aggressively as possible and becoming a significant component supplier to OEMs that build high volume wireless products. Our initial D2P IC designs are applicable to battery powered, portable wireless devices such as cellular phones, wireless networking devices, cordless phones and Bluetooth devices. The preliminary success of our D2P initiative has also resulted in a renewal of interest by OEM prospects in our original D2D based ICs. We believe our product development efforts for the retail market will ultimately be leveraged through our product offerings to OEMs.

"We are very appreciative of the contributions by our employees, distributors, retailers, and other partners who have supported our retail efforts and we will work with our current retail partners over the next several weeks to execute on our retail exit strategy in a controlled and equitable manner," concluded Parker.

Conference Call
Management has scheduled a conference call to discuss this strategic decision for today, Tuesday, June 28, 2005, beginning at 4:30 PM ET. The dial in telephone number is 888-396-2369 with a passcode of 40606650, and will be broadcast live over the Internet at www.parkervision.com. For those unable to participate in the live conference call or web cast, there will be a replay available at 888-286-8010 with a passcode of 85604351, available for one week ending July 5 at 11:59 PM ET. The web cast replay will also be available for one week following the call.

About ParkerVision
ParkerVision, Inc. is headquartered in Jacksonville, Fla. with additional facilities in Orlando, Florida. The company designs, develops, and manufactures complete semiconductor system solutions for wireless products based on the enabling, patented D2D(TM) technology. D2D, which is applicable to all wireless applications, utilizes digital radio circuitry that eliminates the negative attributes inherent to products that use legacy analog processes. The company's new RF power amplifier products provide improved signal performance, power efficiency, and design cost to manufacturers of wireless RF products. Additional information about ParkerVision is available at www.parkervision.com.


                           Forward Looking Statements
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31,2004 and the Form 10Q for the period ended March 31, 2005.

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